FEE WAIVER AGREEMENT

THIS AGREEMENT is made as of this 17th day of November 2025, between Vanguard Whitehall Funds, a Delaware statutory trust (the “Trust”), and Tremblant Advisors LP, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Trust employs the Advisor as investment advisor pursuant to the terms and conditions set forth in the Investment Advisory Agreement between the Trust and the Advisor dated November 17, 2025, for the portion of the assets of Vanguard Mid-Cap Growth Fund (the “Fund”) that the Trust’s Board of Trustees determines in its sole discretion to assign to the Advisor from time to time;

WHEREAS, the Trust and the Advisor desire to enter into the arrangement described herein relating to the Advisor’s advisory fee, which consists of a base fee plus a performance adjustment, as described in Section 4 of the Investment Advisory Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this “Agreement,” the Trust and the Advisor hereby agree as follows:

1.The Advisor hereby agrees to waive 0.05% of its base fee.

2.The waiver described in Section 1 above is not subject to recoupment by the

Advisor.

3.The Trust and the Advisor each understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Trust on Form N-1A with the Securities and Exchange Commission, (2) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4.This Agreement does not otherwise change or impair the obligation of the Trust under the Investment Advisory Agreement to pay the Advisor a management fee, or change or impair any other provision of the Investment Advisory Agreement.

5.This Agreement shall terminate on November 17, 2026, unless extended by mutual written agreement of the Trust and the Advisor.

1

Vanguard Internal Use Only

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

Vanguard Whitehall		Tremblant Advisors LP
Funds
/s/Matthew Piro	11/6/2025	/s/Brett Barakett	11/6/2025
Signature
Signature	Date		Date
Matthew Piro	Brett Barakett
Print Name
Print Name

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Vanguard Internal Use Only